UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported) June 21, 2018

NEW RESIDENTIAL INVESTMENT CORP.
(Exact name of registrant as specified in its charter)
Delaware	001-35777	45-3449660
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1345 Avenue of the Americas, 45th Floor,	10105
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code	(212) 479-3150

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2018, New Residential Investment Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), among the Company, FIG LLC, the Company’s manager (the “Manager”) and one or more affiliates and employees of the Manager (together with the Manager, the “Selling Stockholders”) and Citigroup Global Markets Inc., as underwriter (the “Underwriter”). The following summary of certain provisions of the Underwriting Agreement is qualified in its entirety by reference to the complete Underwriting Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.

Pursuant to the Underwriting Agreement, subject to the terms and conditions expressed therein, the Selling Stockholders, severally but not jointly, agreed to sell to the Underwriter an aggregate of 3,694,228 shares of the Company’s common stock, at a price of $18.30 per share. The shares of common stock are being sold pursuant to a prospectus supplement, dated June 21, 2018, and related prospectus, dated August 10, 2016, each filed with the Securities and Exchange Commission, relating to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-213058).

Each of the Company and the Selling Stockholders has separately agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. If the Company or the Selling Stockholders are unable to provide the required indemnification, the Company or the Selling Stockholders, as the case may be, have agreed to contribute to payments the Underwriters may be required to make in respect of those liabilities. In addition, the Underwriting Agreement contains customary representations, warranties and agreements of the Company and the Selling Stockholders and customary conditions to closing. The offering is expected to close on June 26, 2018, subject to the conditions stated in the Underwriting Agreement.

The Underwriter and its affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to the Company, its subsidiaries and its affiliates, for which they have in the past received, and may currently or in the future receive, fees and expenses. The Selling Stockholders will receive all of the net proceeds from the sale of the shares of the Company’s common stock in the offering, and the Company will not receive any proceeds from the sale of its common stock by the Selling Stockholders. One of the Selling Stockholders is an officer and director of the Company. Additionally, the Underwriter and its affiliates may sell assets to the Company from time to time.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the offering described above, on June 21, 2018, the Selling Stockholders collectively exercised options in respect of 15,803,216 shares of the Company’s common stock. The Selling Stockholders’ exercise of the options was accomplished pursuant to a cashless exercise, whereby the Selling Stockholders collectively surrendered an aggregate of 12,108,988 shares of common stock based on the closing market price on June 21, 2018, which was $18.66 per share, to cover the per share exercise price of the options. The options had exercise prices ranging from $6.32 to $17.10 per share with a weighted average exercise price of $14.30 per share.

The Company offered and sold all the shares of common stock described above in reliance upon Section 4(a)(2) of the Securities Act for offerings not involving a public offering. At the time of their investment decisions, all of the Selling Stockholders who received shares were knowledgeable about the Company and its prospects, were all highly sophisticated professionals who were able to understand the merits and risks of their investment decisions, were all accredited investors, and the transactions involved did not involve any public offering.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 21, 2018, among New Residential Investment Corp., FIG LLC, the other Selling Stockholders named therein and Citigroup Global Markets Inc.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps. Slate, Meagher & Flom LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934. the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP. (Registrant)

/s/ Nicola Santoro, Jr.
Nicola Santoro, Jr.
Chief Financial Officer and Treasurer

Date- June 26, 2018